Exhibit 99.1

NECB Earnings Press Release for 06/30/2026:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

White Plains, New York, July 24, 2026 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $9.8 million, or $0.75 per basic share and $0.72 per diluted share, for the three months ended June 30, 2026 compared to net income of $11.2 million, or $0.85 per basic share and $0.82 per diluted share, for the three months ended June 30, 2025. In addition, the Company reported net income of $19.7 million, or $1.50 per basic share and $1.46 per diluted share, for the six months ended June 30, 2026 compared to net income of $21.7 million, or $1.65 per basic share and $1.60 per diluted share, for the six months ended June 30, 2025.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are again pleased to report continued strong performance throughout our entire loan portfolio. We continue our laser focus on construction lending in high demand, high absorption submarkets in the Bronx, Rockland, Orange, and Sullivan Counties.”

“Demand for construction loans throughout these submarkets continues to demonstrate robust growth and we look forward to continuing to meet this growing demand going forward. At June 30, 2026, construction loan commitments and loans-in-process outstanding increased by approximately 38.9% as compared to the second quarter of 2025, with over $883 million in total unfunded loan commitments outstanding, and representing a 30.0% increase over the amount of such total commitments outstanding at December 31, 2025.”

Highlights for the three months and six months ended June 30, 2026 are as follows:

•	Performance metrics continue to be strong with a return on average total assets ratio of 1.95%, a return on average shareholders’ equity ratio of 10.81%, and an efficiency ratio of 41.99% for the three months ended June 30, 2026. For the six months ended June 30, 2026, the Company reported a return on average total assets ratio of 1.96%, a return on average shareholders’ equity ratio of 10.97%, and an efficiency ratio of 42.81%.

•	Asset quality metrics continue to remain strong with no non-performing loans at either June 30, 2026 or December 31, 2025, and a non-performing assets to total assets ratio of 0.00% at both June 30, 2026 and at December 31, 2025. Our allowance for credit losses related to loans totaled $4.8 million, or 0.25% of total loans at June 30, 2026 compared to $4.7 million, or 0.25% of total loans at December 31, 2025.

•	Total stockholders’ equity increased by $10.9 million, or 3.1%, to $362.6 million, or 17.14% of total assets as of June 30, 2026 from $351.7 million, or 17.04% of total assets as of December 31, 2025.

Balance Sheet Summary

Total assets increased $51.7 million, or 2.5%, to $2.1 billion at June 30, 2026, from $2.1 billion at December 31, 2025. The increase in assets was primarily due to an increase in net loans of $59.4 million, partially offset by a decrease in cash and cash equivalents of $7.8 million.

Cash and cash equivalents decreased $7.8 million, or 9.6%, to $73.4 million at June 30, 2026 from $81.2 million at December 31, 2025. The decrease in cash and cash equivalents partially funded the increase of $59.4 million in net loans.

Equity securities increased $757,000, or 2.8%, to $27.3 million at June 30, 2026 from $26.6 million at December 31, 2025. The increase in equity securities was attributable to the purchase of $1.0 million in equity securities during the six months ended June 30, 2026, partially offset by market depreciation of $243,000 due to market interest rate volatility during the six months ended June 30, 2026.

Securities held-to-maturity decreased $564,000, or 3.1%, to $17.8 million at June 30, 2026 from $18.3 million at December 31, 2025 due to pay-downs of various investment securities and an increase of $9,000 to the allowance for credit losses for held-to-maturity securities, partially offset by the purchase of $470,000 in municipal securities.

Loans, net of the allowance for credit losses, increased $59.4 million, or 3.2%, to $1.9 billion at June 30, 2026 from $1.9 billion at December 31, 2025. The increase in loans consisted of an increase of $67.2 million in construction loans, partially offset by decreases of $4.9 million in multi-family loans, $2.2 million in non-residential loans, $200,000 in mixed-use loans, $69,000 in one-to-four family loans, $23,000 in consumer loans, and $3,000 in commercial and industrial loans.

During the six months ended June 30, 2026, we originated loans totaling $653.2 million, which includes commitments and funded loans, consisting primarily of $606.7 million in construction loans, $25.1 million in commercial and industrial loans, $20.8 million in multi-family loans, and $675,000 in mixed-use loans. The $606.7 million in construction loans had $262.7 million, or 43.3%, disbursed at loan closing, with the remaining funds to be disbursed over the terms of the construction loans. These disbursements were offset by normal pay-downs and principal reductions as construction projects were completed and either condominium units were sold to end buyers or multi-family rental buildings were refinanced by other financial institutions. The commercial and industrial loans had $19.0 million, or 75.7%, disbursed at loan closing as of June 30, 2026.

The allowance for credit losses related to loans was $4.6 million at June 30, 2026 and December 31, 2025. The allowance for credit losses related to loans had a provision for credit losses totaling $568,000 and charge-offs totaling $547,000. The provision for credit losses totaling $568,000 was due to an increase in the loan portfolio and a slight increase in the remaining terms of the loan portfolio.

The allowance for credit losses for off-balance sheet commitments increased $284,000, or 32.3%, to $1.2 million at June 30, 2026 from $879,000 at December 31, 2025 due primarily to an increase of $204.2 million, or 30.0%, in off-balance sheet commitments from December 31, 2025 to June 30, 2026.

The allowance for credit losses for held-to-maturity securities increased $9,000, or 7.1%, to $135,000 at June 30, 2026 from $126,000 at December 31, 2025 due to an increase in our municipal bond portfolio.

Premises and equipment decreased $356,000, or 1.4%, to $25.0 million at June 30, 2026 from $25.4 million at December 31, 2025 primarily due to the amortization of fixed assets.

Federal Home Loan Bank stock increased by $133,000, or 32.4%, to $543,000 at June 30, 2026 from $410,000 at December 31, 2025 primarily due to an increase in our mortgage-related assets.

Bank owned life insurance (“BOLI”) increased $364,000, or 1.4%, to $26.8 million at June 30, 2026 from $26.4 million at December 31, 2025 due to increases in the BOLI cash value.

Accrued interest receivable decreased $39,000, or 0.3%, to $12.2 million at June 30, 2026 from $12.2 million at December 31, 2025 due to a decrease in the yield in the loan portfolio.

Property held for investment was $1.3 million at both June 30, 2026 and December 31, 2025.

Right of use assets — operating decreased $360,000, or 7.7%, to $4.3 million at June 30, 2026 from $4.7 million at December 31, 2025, primarily due to depreciation of the right of use assets.

Other assets increased $117,000, or 1.1%, to $11.1 million at June 30, 2026 from $11.0 million at December 31, 2025 due to an increase of $725,000 in suspense accounts, partially offset by decreases of $528,000 in tax assets and $90,000 in prepaid expenses.

Total deposits decreased $80.4 million, or 5.0%, to $1.5 billion at June 30, 2026 from $1.6 billion at December 31, 2025. The decrease in deposits was primarily due to decreases in certificates of deposit of $190.8 million, or 21.2%, and savings account balances of $10.6 million, or 7.5%, partially offset by increases in NOW/money market accounts of $67.5 million, or 22.3% and non-interest bearing deposits of $53.5 million, or 19.7%.

The decrease of $190.8 million in certificates of deposit consisted of decreases of $129.0 million, or 34.9%, in brokered certificates of deposit, $38.3 million, or 56.6%, in non-brokered listing services certificates of deposit, and $23.4 million, or 5.3% in retail certificates of deposit.

The decrease in brokered certificates of deposit and non-brokered listing services certificates of deposit was due to management’s strategy to reduce the cost of funds by “calling” higher rate brokered deposits on their call dates and to rely less on brokered deposits and non-brokered listing service deposits. The decrease in retail certificates of deposit was due to a shift in deposits to our retail high yield money market accounts.

Advance payments by borrowers for taxes and insurance increased $210,000, or 8.9%, to $2.6 million at June 30, 2026 from $2.4 million at December 31, 2025 due primarily to accumulation of real estate tax payments from borrowers.

Borrowings increased $120.0 million, or 171.4%, to $190.0 million at June 30, 2026 from $70.0 million at December 31, 2025 due primarily to management’s strategy to reduce the cost of funds and lessen reliance on brokered deposits and non-brokered listing service deposits.

Lease liability – operating decreased $329,000, or 6.9%, to $4.5 million at June 30, 2026 from $4.8 million at December 31, 2025, primarily due to the amortization of the lease liability.

Accounts payable and accrued expenses increased $980,000, or 6.0%, to $18.6 million at June 30, 2026 from $17.3 million at December 31, 2025 due primarily to increases in accounts payable of $1.3 million, suspense account – loan closings of $322,000, deferred compensation of $291,000, the allowance for credit losses for off-balance sheet commitments of $284,000, and accrued interest expense of $107,000, partially offset by a decrease in accrued expenses of $1.0 million.

Stockholders’ equity increased $10.9 million, or 3.1% to $362.6 million at June 30, 2026, from $351.7 million at December 31, 2025. The increase in stockholders’ equity was due to net income of $19.7 million for the six months ended June 30, 2026, the amortization expense of $1.1 million relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, an increase of $371,000 in earned employee stock ownership plan shares coupled with a reduction of $261,000 in unearned employee stock ownership plan shares, $37,000 in stock options exercised, and $25,000 in other comprehensive income. These increases were offset by dividends declared of $6.0 million and stock repurchases and excise taxes of $4.7 million.

Results of Operations for the Three Months Ended June 30, 2026 and 2025

Net Interest Income

Net interest income was $24.7 million for the three months ended June 30, 2026, as compared to $25.1 million for the three months ended June 30, 2025. The decrease in net interest income of $424,000, or 1.7%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense caused by a decrease in the yield on interest-earning assets that exceeded the decrease in the cost of funds for interest-bearing liabilities.

Total interest and dividend income decreased $2.0 million, or 5.2%, to $36.1 million for the three months ended June 30, 2026 from $38.1 million for the three months ended June 30, 2025. The decrease in interest and dividend income was due to a decrease in the yield on interest-earning assets by 60 basis points from 8.11% for the three months ended June 30, 2025 to 7.51% for the three months ended June 30, 2026, partially offset by an increase in the average balance of interest-earning assets of $43.8 million, or 2.3%, to $1.9 billion for the three months ended June 30, 2026 from $1.9 billion for the three months ended June 30, 2025.

Interest expense decreased $1.6 million, or 12.0%, to $11.4 million for the three months ended June 30, 2026 from $13.0 million for the three months ended June 30, 2025. The decrease in interest expense was due to a decrease in the cost of interest-bearing liabilities by 43 basis points from 3.88% for the three months ended June 30, 2025 to 3.45% for the three months ended June 30, 2026. The decrease in interest expense was also due to a decrease in the average balance of interest-bearing liabilities of $16.0 million, or 1.2%, to $1.3 billion for the three months ended June 30, 2026 from $1.3 billion for the three months ended June 30, 2025.

Our net interest margin decreased 21 basis points, or 3.9%, to 5.14% for the three months ended June 30, 2026 compared to 5.35% for the three months ended June 30, 2025. The decrease in the net interest margin was due to a 75 basis points decrease in the Federal Funds rate from September 2025 to December 2025 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded credit loss expense of $860,000 for the three months ended June 30, 2026 compared to no credit loss expense for the three months ended June 30, 2025.

The credit loss expense of $860,000 for the three months ended June 30, 2026 was comprised of credit loss expense for loans of $680,000, credit loss expense for off-balance sheet commitments of $171,000, and credit loss expense for held-to-maturity securities of $9,000. The credit loss expense for loans of $680,000 for the three months ended June 30, 2026 was primarily due to an increase in the loan portfolio. The credit loss expense for off-balance sheet commitments of $171,000 for the three months ended June 30, 2026 was primarily due to an increase in unfunded off-balance sheet commitments. The credit loss expense for held-to-maturity securities of $9,000 for the three months ended June 30, 2026 was primarily due to an increase in the municipal bond portfolio.

With respect to the allowance for credit losses for loans, we charged-off $520,000 during the quarter ended June 30, 2026, as compared to charge-offs of $485,000 during the quarter ended June 30, 2025. The charge-offs during the quarter ended June 30, 2026 comprised of $500,000 against a commercial and industrial loan and $20,000 against various unpaid overdrafts in our demand deposit accounts. The charge-offs during the quarter ended June 30, 2025 were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries during the quarter ended June 30, 2026 compared to recoveries of $82,000 during the quarter ended June 30, 2025. The recoveries of $82,000 during the quarter ended June 30, 2025 comprised of recoveries from a previously charged-off unpaid overdraft on a demand deposit account.

Non-Interest Income

Non-interest income for the three months ended June 30, 2026 was $642,000 compared to non-interest income of $858,000 for the three months ended June 30, 2025. The decrease of $216,000, or 25.2%, in total non-interest income was primarily due to decreases of $173,000 in unrealized gain/(loss) on equity securities and $62,000 in other loan fees and service charges, partially offset by increases of $15,000 in BOLI income and $4,000 in miscellaneous other non-interest income.

The decrease in unrealized gain/(loss) on equity securities was due to an unrealized loss of $122,000 on equity securities during the quarter ended June 30, 2026 compared to an unrealized gain of $51,000 on equity securities during the quarter ended June 30, 2025. The unrealized loss of $122,000 and unrealized gain of $51,000 on equity securities during the quarters ended June 30, 2026 and 2025, respectively, were due to market interest rate volatility during both periods.

The decrease of $62,000 in other loan fees and service charges was due to decreases of $82,000 in loan service charges and fees, partially offset by an increase of $20,000 in ATM/debit card/ACH fees. The increase of $15,000 in BOLI income was due to an increase in the yield on BOLI assets. The increase of $4,000 in miscellaneous other non-interest income was due to increases in miscellaneous operating income during the quarter.

Non-Interest Expense

Non-interest expense increased $110,000, or 1.0%, to $10.6 million for the three months ended June 30, 2026 from $10.5 million for the three months ended June 30, 2025. The increase resulted primarily from increases of $291,000 in other operating expense, $166,000 in salaries and employee benefits, and $44,000 in occupancy expense, partially offset by decreases of $247,000 in real estate owned expense, $79,000 in advertising expense, $33,000 in outside data processing expense, and $32,000 in equipment expense.

Income Taxes

We recorded income tax expense of $4.0 million and $4.3 million for the three months ended June 30, 2026 and 2025, respectively. For the three months ended June 30, 2026, we had approximately $252,000 in tax exempt income, compared to approximately $210,000 in tax exempt income for the three months ended June 30, 2025. Our effective income tax rate was 29.1% for the three months ended June 30, 2026 compared to 27.6% for the three months ended June 30, 2025.

Results of Operations for the Six Months Ended June 30, 2026 and 2025

Net Interest Income

Net interest income was $48.8 million for the six months ended June 30, 2026 as compared to $49.3 million for the six months ended June 30, 2025. The decrease in net interest income of $555,000, or 1.1%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense and a decrease in the yield on interest earning assets, partially offset by a smaller decrease in the cost of funds for interest bearing liabilities.

Total interest and dividend income decreased $4.2 million, or 5.5%, to $72.0 million for the six months ended June 30, 2026 from $76.2 million for the six months ended June 30, 2025. The decrease in interest and dividend income was due to a decrease in the yield on interest earning assets by 60 basis points from 8.08% for the six months ended June 30, 2025 to 7.48% for the six months ended June 30, 2026, partially offset by an increase in the average balance of interest earning assets of $39.5 million, or 2.1%, to $1.9 billion for the six months ended June 30, 2026 from $1.9 billion for the six months ended June 30, 2025.

Interest expense decreased $3.7 million, or 13.6%, to $23.2 million for the six months ended June 30, 2026 from $26.9 million for the six months ended June 30, 2025. The decrease in interest expense was due to a decrease in the cost of interest bearing liabilities by 51 basis points from 3.97% for the six months ended June 30, 2025 to 3.46% for the six months ended June 30, 2026 and a decrease in average interest bearing liabilities of $13.0 million, or 1.0%, to $1.3 billion for the six months ended June 30, 2026 from $1.4 billion for the six months ended June 30, 2025.

Net interest margin decreased 17 basis points, or 3.2%, to 5.06% for the six months ended June 30, 2026 compared to 5.23% for the six months ended June 30, 2025. The decrease in the net interest margin was due to a 75 basis points decrease in the Federal Funds rate from September 2025 to December 2025 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded a credit loss expense of $860,000 for the six months ended June 30, 2026 compared to a credit loss expense of $237,000 for the six months ended June 30, 2025. The credit loss expense of $860,000 for the six months ended June 30, 2026 was comprised of credit loss expense for loans of $568,000, credit loss expense for off-balance sheet commitments of $283,000, and credit loss expense for held-to-maturity securities of $9,000. The credit loss expense of $237,000 for the six months ended June 30, 2025 was comprised of credit loss expense for loans of $62,000 and credit loss expense for off-balance sheet commitments of $175,000.

The credit loss expense for loans of $568,000 for the six months ended June 30, 2026 was primarily due to an increase in the loan portfolio. The credit loss expense for off-balance sheet commitments of $283,000 for the six months ended June 30, 2026 was primarily due to an increase in unfunded off-balance sheet commitments. The credit loss expense for held-to-maturity securities of $9,000 for the six months ended June 30, 2026 was primarily due to an increase in the municipal bond portfolio.

The credit loss expense for loans of $62,000 for the six months ended June 30, 2025 was primarily due to an increase in the multi-family loan portfolio. The credit loss expense for off-balance sheet commitments of $175,000 for the six months ended June 30, 2025 was primarily due to an increase in unfunded off-balance sheet commitments.

With respect to the allowance for credit losses for loans, we charged-off $547,000 during the six months ended June 30, 2026 as compared to charge-offs of $602,000 during the six months ended June 30, 2025. The charge-offs during the six months ended June 30, 2026 comprised of $500,000 against a commercial and industrial loan and $47,000 against various unpaid overdrafts in our demand deposit accounts. The charge-offs during the six months ended June 30, 2025 were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries during the six months ended June 30, 2026 compared to recoveries of $434,000 during the six months ended June 30, 2025. The recoveries of $434,000 during the six months ended June 30, 2025 comprised of recoveries of $350,000 with respect to a previously charged-off non-residential mortgage loan and $84,000 from previously charged-off unpaid overdrafts on demand deposit accounts.

Non-Interest Income

Non-interest income for the six months ended June 30, 2026 was $1.4 million compared to non-interest income of $2.1 million for the six months ended June 30, 2025. The decrease of $655,000, or 31.3%, in total non-interest income was primarily due to decreases of $594,000 in unrealized gain/(loss) on equity securities and $133,000 in other loan fees and service charges, partially offset by increases of $45,000 in miscellaneous other non-interest income and $27,000 in BOLI income.

The decrease in unrealized gain on equity securities was due to an unrealized loss of $243,000 on equity securities during the six months ended June 30, 2026 compared to an unrealized gain of $351,000 on equity securities during the six months ended June 30, 2025. Both the unrealized loss of $243,000 on equity securities during the 2026 period and the unrealized gain of $351,000 on equity securities during the 2025 period were due to market interest rate volatility during both periods.

The decrease of $133,000 in other loan fees and service charges was due to a decrease of $226,000 in other loan fees and loan servicing fees, partially offset by an increase of $92,000 in ATM/debit card/ACH fees. The increase of $45,000 in miscellaneous other non-interest income was due to general accrual adjustments during the first quarter of 2026. The increase in BOLI income of $27,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $371,000, or 1.8%, to $21.5 million for the six months ended June 30, 2026 from $21.1 million for the six months ended June 30, 2025. The increase resulted primarily from increases of $406,000 in salaries and employee benefits, $208,000 in other operating expense, $172,000 in occupancy expense, and $27,000 in outside data processing expense, partially offset by decreases of $277,000 in real estate owned expense, $139,000 in advertising expense, and $26,000 in equipment expense.

Income Taxes

We recorded income tax expense of $8.1 million and $8.3 million for the six months ended June 30, 2026 and 2025, respectively. For the six months ended June 30, 2026, we had approximately $500,000 in tax exempt income, compared to approximately $415,000 in tax exempt income for the six months ended June 30, 2025. Our effective income tax rates were 29.1% and 27.7% for the six months ended June 30, 2026 and 2025, respectively.

Asset Quality

We had no non-performing assets at June 30, 2026 and December 31, 2025. Our ratio of non-performing assets to total assets was 0.00% at June 30, 2026 and December 31, 2025.

The Company’s allowance for credit losses related to loans was $4.8 million, or 0.25% of total loans as of June 30, 2026, compared to $4.7 million, or 0.25% of total loans as of December 31, 2025. Based on a review of the loans that were in the loan portfolio at June 30, 2026, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of expected losses in the loan portfolio.

In addition, at June 30, 2026, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $1.2 million and the allowance for credit losses related to held-to-maturity debt securities totaled $135,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 17.14% as of June 30, 2026. At June 30, 2026, the Company had the ability to borrow $633.0 million from the Federal Reserve Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of June 30, 2026, the Bank had a tier 1 leverage capital ratio of 17.32% and a total risk-based capital ratio of 15.31%.

The Company commenced its third stock repurchase program on December 10, 2025 whereby the Company will repurchase 1,400,435, or 10%, of the Company’s issued and outstanding common stock. As of June 30, 2026, the Company had repurchased 239,894 shares of common stock under its third repurchase program, at a cost of $5.6 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation or recessionary conditions and their impact on regional and national economic conditions), legislative and regulatory changes, changes relating to rent regulation and housing, including recent legislative action in New York City to freeze rents on certain rent-regulated properties, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts, the impact of changing political conditions or federal government shutdowns, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2026	2025
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$9,473	$10,456
Interest-bearing deposits	63,941	70,719
Total cash and cash equivalents	73,414	81,175
Certificates of deposit	100	100
Equity securities	27,327	26,570
Securities held-to-maturity (net of allowance for credit losses of $135 and $126, respectively )	17,751	18,315
Loans receivable	1,919,908	1,860,066
Deferred loan (fees) costs, net	(149)	268
Allowance for credit losses	(4,752)	(4,731)
Net loans	1,915,007	1,855,603
Premises and equipment, net	25,021	25,377
Investments in restricted stock, at cost	543	410
Bank owned life insurance	26,797	26,433
Accrued interest receivable	12,189	12,228
Property held for investment	1,315	1,334
Right of Use Assets – Operating	4,296	4,656
Right of Use Assets – Financing	342	343
Other assets	11,081	10,964
Total assets	$2,115,183	$2,063,508
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$325,415	$271,924
Interest bearing	1,211,128	1,344,977
Total deposits	1,536,543	1,616,901
Advance payments by borrowers for taxes and insurance	2,562	2,352
Borrowings	190,000	70,000
Lease Liability – Operating	4,467	4,796
Lease Liability – Financing	454	434
Accounts payable and accrued expenses	18,589	17,325
Total liabilities	1,752,615	1,711,808

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 13,771,951 shares and 13,963,432 shares outstanding, respectively	138	140
Additional paid-in capital	108,383	111,575
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(4,957)	(5,218)
Retained earnings	258,746	244,970
Accumulated other comprehensive gain	258	233
Total stockholders’ equity	362,568	351,700
Total liabilities and stockholders’ equity	$2,115,183	$2,063,508

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$35,174	$36,740	$70,216	$73,622
Interest-earning deposits	554	1,027	1,156	2,108
Securities	332	272	657	516
Total Interest Income	36,060	38,039	72,029	76,246
INTEREST EXPENSE:
Deposits	10,610	12,053	22,012	25,986
Borrowings	790	902	1,213	902
Financing lease	10	10	20	20
Total Interest Expense	11,410	12,965	23,245	26,908
Net Interest Income	24,650	25,074	48,784	49,338
Provision for credit loss	860	—	860	237
Net Interest Income after Provision for Credit Loss	23,790	25,074	47,924	49,101
NON-INTEREST INCOME:
Other loan fees and service charges	549	611	1,218	1,351
Earnings on bank owned life insurance	185	170	364	336
Unrealized (loss) gain on equity securities	(122)	51	(243)	351
Other	30	26	99	55
Total Non-Interest Income	642	858	1,438	2,093
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,817	5,650	11,989	11,583
Occupancy expense	787	743	1,661	1,489
Equipment	221	253	444	470
Outside data processing	725	758	1,521	1,494
Advertising	43	123	86	225
Real estate owned expense	-	247	-	277
Other	3,026	2,734	5,797	5,589
Total Non-Interest Expenses	10,619	10,508	21,498	21,127
INCOME BEFORE PROVISION FOR INCOME TAXES	13,813	15,424	27,864	30,067
PROVISION FOR INCOME TAXES	4,018	4,254	8,117	8,330
NET INCOME	$9,795	$11,170	$19,747	$21,737

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.75	$0.85	$1.50	$1.65
Earnings per share - diluted	0.72	0.82	1.46	1.60
Weighted average shares outstanding - basic	13,135	13,216	13,155	13,204
Weighted average shares outstanding - diluted	13,538	13,568	13,533	13,563
Performance ratios/data:
Return on average total assets	1.95%	2.27%	1.96%	2.20%
Return on average shareholders' equity	10.81%	13.37%	10.97%	13.18%
Net interest income	$24,650	$25,074	$48,784	$49,338
Net interest margin	5.14%	5.35%	5.06%	5.23%
Efficiency ratio	41.99%	40.52%	42.81%	41.08%
Net charge-off ratio	0.11%	0.09%	0.06%	0.01%

Loan portfolio composition:			June 30, 2026	December 31, 2025
One-to-four family			$3,046	$3,114
Multi-family			301,628	306,508
Mixed-use			24,997	25,197
Total residential real estate			329,671	334,819
Non-residential real estate			36,247	38,463
Construction			1,403,562	1,336,329
Commercial and industrial			150,394	150,397
Consumer			34	58
Gross loans			1,919,908	1,860,066
Deferred loan (fees) cost, net			(149)	268
Total loans			$1,919,759	$1,860,334
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			-	-
Total non-performing assets			$—	$—

Allowance for credit losses to total loans			0.25%	0.25%
Allowance for credit losses to non-performing loans			0.00%	0.00%
Non-performing loans to total loans			0.00%	0.00%
Non-performing assets to total assets			0.00%	0.00%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets			15.31%	15.62%
Common equity tier 1 capital to risk-weighted assets			15.05%	15.36%
Tier 1 capital to risk-weighted assets			15.05%	15.36%
Tier 1 leverage ratio			17.32%	16.39%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,823,222	$35,174	7.72%	$1,754,363	$36,740	8.38%
Securities	45,375	324	2.86%	37,839	265	2.80%
Federal Home Loan Bank stock	536	8	5.97%	438	7	6.39%
Other interest-earning assets	50,466	554	4.39%	83,135	1,027	4.94%
Total interest-earning assets	1,919,599	36,060	7.51%	1,875,775	38,039	8.11%
Allowance for credit losses	(4,594)			(5,122)
Non-interest-earning assets	93,251			95,651
Total assets	$2,008,256			$1,966,304

Interest-bearing demand deposit	$346,797	$2,652	3.06%	$298,689	$2,401	3.22%
Savings and club accounts	133,982	662	1.98%	141,238	761	2.16%
Certificates of deposit	754,660	7,296	3.87%	815,000	8,891	4.36%
Total interest-bearing deposits	1,235,439	10,610	3.44%	1,254,927	12,053	3.84%
Borrowed money	86,151	800	3.71%	82,712	912	4.41%
Total interest-bearing liabilities	1,321,590	11,410	3.45%	1,337,639	12,965	3.88%
Non-interest-bearing demand deposit	299,529			274,466
Other non-interest-bearing liabilities	24,773			20,114
Total liabilities	1,645,892			1,632,219
Equity	362,364			334,085
Total liabilities and equity	$2,008,256			$1,966,304

Net interest income / interest spread		$24,650	4.06%		$25,074	4.23%
Net interest rate margin			5.14%			5.35%
Net interest earning assets	$598,009			$538,136
Average interest-earning assets to interest-bearing liabilities	145.25%			140.23%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,825,651	$70,216	7.69%	$1,761,069	$73,622	8.36%
Securities	45,234	643	2.84%	37,298	500	2.68%
Federal Home Loan Bank stock	473	14	5.92%	418	16	7.66%
Other interest-earning assets	55,251	1,156	4.18%	88,277	2,108	4.78%
Total interest-earning assets	1,926,609	72,029	7.48%	1,887,062	76,246	8.08%
Allowance for credit losses	(4,661)			(4,978)
Non-interest-earning assets	92,237			96,071
Total assets	$2,014,185			$1,978,155

Interest-bearing demand deposit	$334,730	$5,105	3.05%	$286,726	$4,846	3.38%
Savings and club accounts	134,899	1,332	1.97%	140,077	1,491	2.13%
Certificates of deposit	806,181	15,575	3.86%	888,136	19,649	4.42%
Total interest-bearing deposits	1,275,810	22,012	3.45%	1,314,939	25,986	3.95%
Borrowed money	67,710	1,233	3.64%	41,584	922	4.43%
Total interest-bearing liabilities	1,343,520	23,245	3.46%	1,356,523	26,908	3.97%
Non-interest-bearing demand deposit	287,324			272,680
Other non-interest-bearing liabilities	23,389			19,107
Total liabilities	1,654,233			1,648,310
Equity	359,952			329,845
Total liabilities and equity	$2,014,185			$1,978,155

Net interest income / interest spread		$48,784	4.02%		$49,338	4.11%
Net interest rate margin			5.06%			5.23%
Net interest earning assets	$583,089			$530,539
Average interest-earning assets to interest-bearing liabilities	143.40%			139.11%